Exhibit 99.1

Supernus Announces Distribution of Common Stock by NEA

ROCKVILLE, Md., November 12, 2015 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced that it has received notice that, effective following the close of trading on November 11, 2015, New Enterprise Associates (NEA) distributed an aggregate of 3,820,625 shares of Supernus Pharmaceuticals common stock to its partners. “The distribution announced today is a continuation of the actions NEA took in June 2015 to distribute a portion of its position to its limited partners after holding that position for over nine years,” stated Jack Khattar, president and chief executive officer of Supernus. The NEA funds continue to hold 3,820,625 shares.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment, and SPN-812 for ADHD.

CONTACT:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com